Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-229369) of Helmerich & Payne, Inc.,

(2)	Registration Statement (Form S-8 No. 333-137144) pertaining to the Helmerich & Payne, Inc. 2005 Long-Term Incentive Plan,

(3)	Registration Statement (Form S-8 No. 333-176911) pertaining to the Helmerich & Payne, Inc. 2010 Long-Term Incentive Plan, and

(4)	Registration Statement (Form S-8 No. 333-213053) pertaining to the Helmerich & Payne, Inc. 2016 Omnibus Incentive Plan;

of our reports dated November 20, 2020, with respect to the consolidated financial statements of Helmerich & Payne, Inc. and the effectiveness of internal control over financial reporting of Helmerich & Payne, Inc. included in this Annual Report (Form 10-K) of Helmerich & Payne, Inc. for the year ended September 30, 2020.

Ernst & Young LLP

Tulsa, Oklahoma
November 20, 2020